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                                                                     EXHIBIT 5.1

August 3, 2005


Board of Directors
CFS Bancorp, Inc.
707 Ridge Road
Munster, Indiana 46321

To Whom It May Concern:

         We have acted as counsel to CFS Bancorp, Inc. (the "Company") in connection with the post-effective amendments (the "Amendments") to the following Registration Statements on Form S-8 (the "Registration Statements") being filed by the Company with the Securities and Exchange Commission pursuant to Rule 414 of the Securities Act of 1933, as amended (the "Act"):


         File No.                            Shares Registered
         ---------         ----------------------------------------------------------
         333-105687        600,000 shares of common stock, $.01 par value per share

         333-84207         1,785,375 shares of common stock, $.01 par value per share

         333-62053         500,000 shares of common stock, $.01 par value per share

         333-62049         883,753 shares of common stock, $.01 par value per share


         The opinions expressed herein are based upon the laws of the State of Indiana and the Federal Law of the United States of America.

         In rendering the opinions hereinafter expressed, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments relating to the Company, and such other documents, including, without limitation, certificates executed by the officers of the Company, as we have deemed necessary or appropriate for the purpose of the opinions herein set forth. For purposes of the opinions expressed herein, we have assumed the genuineness of all signatures on original or certified or otherwise identified documents and the conformity to originals of all documents submitted to us as copies. We have also assumed that the Company has assumed, in accordance with their terms, each of the stock plans (the "Plans") identified in each of the Registration Statements.

         Based upon the foregoing assumptions and subject to the qualifications herein, we are of the opinion that the shares of common stock that may be issued and sold by the Company upon the exercise of stock options or other awards granted pursuant to the Plans and assumed by the Company, when issued, sold and delivered in accordance with the provisions of the Plans under which they were granted and in the manner and for the consideration stated in the Registration Statements, the relevant prospectus and the relevant stock option or stock purchase agreements under the Plans, will be validly issued, fully paid and nonassessable.




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         This letter is furnished by us as counsel for the Company solely for your benefit and may be relied upon by you only and may not be used by any other person or entity for any purpose without, in each instance, our prior express written consent. Moreover, we assume no professional responsibility to any other person whatsoever.

         We hereby consent to the filing of this opinion, or copies thereof, as an Exhibit to the Amendments. By giving this opinion and such consent we do not hereby admit that we are an "expert" with respect to any part of the Registration Statements, as the term "expert" is used in the Securities Exchange Act of 1933, as amended, or the Rules and Regulations promulgated thereunder.

                                           Very truly yours,

                                           /s/ Krieg DeVault LLP

                                           Krieg DeVault LLP